Exhibit 10.7

AMENDMENT ONE TO SPONSORED RESEARCH AGREEMENT

This Amendment made this 3rd day of July, 2012 by and between the THE REGENTS OF THE UNIVERSITY OF COLORADO, a body corporate, contracting for and on behalf of the University of Colorado Denver, a public institution of higher education created under the Constitution and the Law of the State of Colorado (hereinafter referred to as “UNIVERSITY”) and Omni Bio Pharmaceutical, Inc. hereinafter referred to as “Sponsor”.

WHEREAS, the parties hereto previously entered into a contract dated March 23, 2012,  for RESEARCH services to be performed by UNIVERSITY under the supervision of Charles A. Dinarello, INVESTIGATOR, and;

NOW THEREFORE, it is desired to amend the contract as follows:

1.  The compensation for this Study is increased by a fixed price of One Hundred Fifty-seven Thousand Five Hundred Dollars ($157,500).  This amount represents Seventeen Thousand Five Hundred Dollars ($17,500) per month through the term of this Amendment to be paid as follows:

$105,000 to be paid upon execution
$52,500 to be paid on or before September 15, 2012

2.	The term of this Amendment shall be April 1, 2012 to December 31, 2012.

All other terms and conditions of said Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment below:
INSTITUTION:	SPONSOR:
Regents of the University of Colorado,	Omni Bio Pharmaceutical, Inc.
a body corporate, for and on behalf of
the University of Colorado Denver

By	By
Adelita J. DeHerrera, JD	Robert Ogden
Contracts Manager	Chief Financial Officer
Office of Grants and Contracts